Exhibit 99.6

SECURITY AND PLEDGE AGREEMENT

Dated as of May 13, 2014

In consideration of loans, advances and all other credit transactions and financial accommodations given or to be given or to be continued from time to time to HV HORNETS PE L.P., a Delaware limited partnership (the “Borrower”) by DEUTSCHE BANK TRUST COMPANY AMERICAS (“Lender”) pursuant to that certain Term Loan and Revolving Line of Credit Agreement, dated as of the date hereof, between Borrower and Lender, with respect to a term loan in the maximum principal amount of $72,648,304 and a revolving line of credit in the maximum principal amount of $15,000,000 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms used and not otherwise defined herein having the respective meanings set forth in the Credit Agreement), Borrower hereby agrees with Lender as follows:

1. Pledge of Collateral. As collateral security for the punctual payment and performance to Lender of all of the “Obligations” under (and as defined in) the Credit Agreement and the other Loan Documents, whether at stated maturity, on demand, by acceleration or otherwise, whether now existing or hereafter incurred, whether now or hereafter due, whether for principal interest (including interest accruing after the commencement of any bankruptcy, liquidation or insolvency proceeding, whether or not allowed or allowable thereunder), premiums, costs, expenses, indemnity payments, fees, claims, damages, costs, taxes and expenses of enforcement, and howsoever evidenced, including, without limitation, all reasonable attorneys’ fees and disbursements incurred by Lender in connection with the enforcement of any of its rights against Borrower or any other Person liable for any of the foregoing (collectively, the “Secured Obligations”), Borrower hereby collaterally assigns, pledges and grants to Lender a continuing first priority security interest in and lien upon all right, title and interest of Borrower in and to all of the personal property and fixtures of Borrower, whether now owned or hereafter acquired by Borrower, of any type or description, wherever located, and whether now or hereafter existing or arising, including, but not limited to, the following, subject to the proviso set forth below (all of which shall constitute the “Collateral”):

(a) all goods and inventory of the Borrower wherever located, whether raw, in process or finished; all materials or equipment usable in processing the same; all documents of title covering any inventory; all equipment, furniture, trade fixtures and furnishings employed in the operation of Borrower’s business; all of Borrower’s contract rights, accounts receivable, general intangibles, instruments, investment securities, investment property, financial assets, chattel paper, notes, drafts and acceptances; all cash, certificates of deposit, deposit accounts, letter of credit rights, supporting obligations, commercial tort claims or other claims of Borrower; all trademarks, patents, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, blueprints, catalogs, materials and records, goodwill (including, without limitation, the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license), claims in or under insurance policies, including unearned premiums, uncertificated securities, rights to receive tax refunds, rights to receive proceeds in connection with condemnation or similar proceedings, together with all proceeds therefrom and other payments and rights of indemnification and the proceeds and products of each of the foregoing in any form whatsoever;

(b) all deposit accounts and bank balances of Borrower on deposit with the Lender, any of Lender’s Affiliates, or any third party acting in Lender’s behalf or designated by Lender, including (without limitation) the Master Collateral Account, and any extensions or renewals thereof, if such account is one which may be extended or renewed, and any successor or substitute account(s) therefor (each such account, and any extensions or renewals thereof being hereinafter called a “Collateral Account” and, collectively, the “Collateral Accounts”), together with all of Borrower’s right, title, and interest (whether now existing or hereafter created or arising) in and to the Collateral Accounts, all sums now or at any time hereafter on deposit therein, credited thereto or payable thereon, all proceeds and products thereof, and all instruments, documents, certificates, and other writings evidencing each such Collateral Account;

(c) all partnership interests and all other equity interests of Borrower (collectively, the “Pledged Interests”) in HarbourVest-Origami Structured Solutions L.P., a Delaware limited partnership (the “Partnership”);

(d) all present and future rights, claims, remedies and privileges of Borrower pertaining to any of the Pledged Interests, and all general intangibles, payment intangibles and contract rights of Borrower relating to any of the Pledged Interests;

(e) all dividends, interest and other distributions received or receivable by Borrower, whether in cash, securities, promissory notes, payment intangibles, general intangibles, accounts or other property on or in respect of any of the Pledged Interests or any other Collateral subject to this Security and Pledge Agreement (as amended, restated or otherwise modified from time to time, this “Agreement”), including all dividends, returns and distributions thereon, additions thereto and substitutions therefor, including any and all new or substituted or additional cash, securities, investment property or other property distributed with respect to or upon conversion of or in exchange for or redemption of or other disposition of such Pledged Interests or any other Collateral subject to this Agreement, and whether as a result of a merger, consolidation, dissolution, reorganization, recapitalization, other change declared in the capital structure, interest payment, split, dividend, withdrawal or other distribution or exercise of any rights under any related Organizational Documents in respect of the Partnership or any other issuing Person of the Collateral (together with all “PE Distributions”, as defined below, collectively, “Distributions”); and

(f) all proceeds, products and profits of, and all additions and accessions to and substitutions for, any of the foregoing in whatever form (including proceeds of proceeds, proceeds of insurance policies, and claims against third parties), in each case, whether now existing or hereafter arising or acquired (in each case to the extent applicable) or otherwise, including all cash, securities, shares, certificates, notes, instruments, rights, promissory notes, payment intangibles, general intangibles, accounts, receivables, letter of credit rights and all other property and financial assets now or hereafter received or receivable in connection with any sale, exchange, redemption or other disposition of any of the foregoing, including whatever is receivable or received when such property or other rights, or any proceeds thereof, are sold, collected, exchanged, converted, redeemed or otherwise disposed of (and in each case whether constituting accounts, goods, money, documents, instruments, chattel paper, investment property or general intangibles or otherwise), whether such disposition is voluntary or involuntary (collectively, “Proceeds”);

provided, however, that notwithstanding anything to the contrary set forth herein, “Collateral” shall not include (i) Borrower’s legal entitlement to request and receive, and all right, title and interest of Borrower in the Proceeds of, capital contributions from Borrower’s limited partners and general partner from and after the date hereof, except to the extent such capital contributions are required to be made to Borrower under and in accordance with the term of the Performance Agreement and (iii) any right to enforce against Borrower’s limited partners and general partner their respective obligations to make capital contributions; provided, further that “Collateral” shall include (A) all dividends, interest and other distributions, whether in cash, securities, promissory notes, payment intangibles, general intangibles, accounts or other property, now or hereafter received by or payable to Borrower on or in respect of any of any PE Fund, and (B) all cash, securities, shares, certificates, notes, instruments, rights, promissory notes, payment intangibles, general intangibles, accounts, receivables, letter of credit rights and all other property and financial assets now or hereafter received by or payable to Borrower in connection with any sale, exchange, redemption or other disposition of any PE Fund (each of the foregoing, collectively, “PE Distributions”).

2. Definitions.

(a) Unless otherwise defined in this Agreement or the Credit Agreement, terms defined in Article 1, Article 8 or Article 9 of the Uniform Commercial Code in effect as of the date hereof in the State of New York (the “UCC”) are used herein as therein defined.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.

(c) The term “Borrower LPA” means the Limited Partnership Agreement relating to Borrower, dated February 12, 2014, among HarbourVest GP LLC, as general partner, and Dover Street VIII L.P., HarbourVest Partners IX-Buyout Fund L.P., HarbourVest Partners IX-Venture Fund L.P., HarbourVest Partners IX-Credit Opportunities Fund L.P. and Meranti Fund L.P., as limited partners, as the same may be amended, supplemented, renewed, extended, replaced or restated from time to time.

3. Representations and Warranties. Borrower represents and warrants to Lender that: (a) Borrower has all necessary right, power and authority to own the Collateral and to grant to Lender a security interest in the Collateral, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, including all necessary actions by members, managers, partners, directors or shareholders, as the case may be, and all filings and recordations; (b) the execution, delivery and performance by Borrower of this Agreement do not violate, breach or conflict with (i) Borrower’s Organizational Documents (including, without limitation, the Borrower LPA); (ii) any Legal Requirement applicable to Borrower that is currently in effect, or (iii) any agreement or instrument to which Borrower is a party or by which it is bound, in each case, to an extent which would have a Material Adverse Effect, and except in cases where such consents have been obtained and copies thereof delivered by Borrower to Lender on or prior to the date hereof; (c) as a result of entering into this Agreement and after giving effect to the transactions contemplated by this Agreement, Borrower is not, nor will it be rendered, insolvent or bankrupt; (d) this Agreement is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to Debtor Relief Laws and general principles of equity; (e) Borrower is the beneficial owner of the Collateral; (f) except for the security interest granted to Lender hereunder and under the other Loan Documents, Borrower owns the Collateral free and clear of any Lien; (g) a legal, valid and enforceable security interest in all right, title and interest of Borrower in the Collateral, securing the payment of the Secured Obligations, has been granted to Lender hereunder, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (h) there are no filings or recordations against the Collateral which grant or purport to grant a Lien in any Collateral to any other Person, except for any filings and recordations against the Collateral in connection with the Liens created hereunder or under any other Loan Document; and (i) all Collateral which consists of equity interests has been validly acquired and validly issued, and is fully paid and non-assessable and no Collateral is evidenced or represented by any certificate, note or chattel paper other than such as has been delivered to Lender together with appropriate stock powers or other instruments of transfer therefor.

4. Covenants. To the fullest extent permitted by law, Borrower covenants and agrees with Lender that: (a) Lender’s sole duty with respect to the Collateral is to use such care as it uses for similar property for its own account, and Lender shall not be obligated to preserve rights in the Collateral against prior parties; (b) Borrower will (i) be solely responsible for all matters relating to the Collateral, including ascertaining maturities, calls, conversions, exchanges and tenders, (ii) not, and will not purport to, grant or suffer Liens against, or sell, transfer or otherwise dispose of any Collateral, except for the Liens created hereunder or under any other Loan Document, (iii) from time to time take all actions (including entering into any control agreement reasonably requested by Lender and otherwise cooperate with Lender in maintaining control with respect to that Collateral in which a security interest may be perfected by control pursuant to the UCC, as hereinbelow defined or other applicable law) and make all filings, registrations and recordations reasonably requested by Lender in connection with Lender’s security interest in the Collateral, and (iv) (x) hold IN TRUST for Lender and forthwith, but not more than three (3) Business Days after receipt thereof, pay over to or deposit in the Master Collateral Account, in the form received (except for any necessary endorsements), all Distributions and Proceeds received by Borrower with respect to the Collateral, and (y) following the occurrence of an Event of Default which is continuing, hold IN TRUST for Lender, and pay over to Lender upon demand in the form received (except for any necessary endorsements), all Distributions and Proceeds received by Borrower with respect to the Collateral to be applied to the Secured Obligations; (c) at any time and from time to time after the occurrence of an Event of Default which is continuing, Lender may transfer all or any part of the Collateral to Lender’s name or that of its nominee, and exercise all rights as if the absolute owner thereof, and file a proof of claim for, receive payments or distributions on, and exchange or release Collateral in any bankruptcy, liquidation, insolvency or similar proceeding; (d) Lender is authorized to file financing statements and/or a copy of this Agreement and give notice to third parties regarding its security interest in the Collateral without Borrower’s signature to the extent permitted by applicable law; (e) except to the extent prohibited by applicable law, Lender may rely upon any written (including fax), telephonic or oral communication in good faith believed by Lender to have been authorized by Borrower; provided, however, that if any such communication is oral or telephonic, it shall be promptly confirmed in writing (including fax) (but the lack of such confirmation or any conflict between such confirmation and the relevant telephonic or oral communications shall not affect any action taken by Lender in reliance on such telephonic or oral communications prior to receipt of such confirmation). Borrower shall, at Borrower’s expense, take all actions necessary from time to time to maintain the first priority and perfection of the security interest of Lender in the Collateral and shall not take any actions that would alter, impair or eliminate said priority or perfection.

5. Voting Rights. So long as no Event of Default shall have occurred and be continuing and Lender has not delivered a notice in accordance with the immediately following sentence, Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Interests or other Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Loan Document or other document or agreement executed in connection herewith. Upon the occurrence and during the continuance of an Event of Default, at the option of Lender exercised in a notice sent to Borrower, all rights of Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to the immediately preceding sentence shall cease, and Lender shall thereupon have the sole right to exercise such voting and other consensual rights.

6. Waiver of Defenses, Etc. Borrower hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable law, all defenses, deductions, counterclaims, rights of setoff or any requirement that Lender first proceed against any guarantor or any other security, or that Lender join any other pledgor or any other Person in any action against Borrower hereunder. All requirements for notice of any kind (other than notice required pursuant to the provisions of Section 5 hereof), demand, protest, presentment, notice of non-payment, default or dishonor of any Obligation, notice of acceptance hereof, marshalling of assets and the like, including without limitation, any right to notice or judicial hearing in connection with Lender’s taking possession of or disposition of any Collateral, any notice of any sale, transfer or other disposition by Lender of any Obligation, any requirement that Lender first proceed against Borrower, any other pledgor or any other Person or any other collateral or any other Person liable for any of the Secured Obligations, and all damages occasioned by any of the foregoing (except as finally determined by a court of competent jurisdiction to have arisen as the direct result of Lender’s gross negligence or willful misconduct). No invalidity, irregularity or unenforceability of any Secured Obligations shall affect, impair or be a defense to any of Borrower’s obligations or agreements or any of Lender’s rights or remedies hereunder. Lender may from time to time, without notice to or consent by Borrower, and without affecting or impairing Borrower’s obligations or agreements or Lender’s rights and remedies hereunder: (i) change the manner, place, timing or terms of payment of, or the interest rate on, any of the Secured Obligations or increase, renew, extend, settle, compromise or alter any of same pursuant to an amendment to the Credit Agreement or any other Loan Document or otherwise in accordance with its terms or pursuant to an agreement with Borrower; (ii) subject to the other terms hereof and the terms of the other Loan Documents, sell, release, exchange, settle, compromise or otherwise dispose of or deal with any property or other security for any of the Secured Obligations; and (iii) exercise (in such order as Lender may choose), or refrain from exercising, any rights against Borrower or any other Person liable for any of the Secured Obligations. To the fullest extent permitted by law, Borrower also waives any and all rights or defenses arising by reason of (x) any “one action” or “anti-deficiency” law that would otherwise prevent Lender from bringing any action, including any claim for a deficiency, or exercising any right or remedy (including any right of set-off) against Borrower before or after the commencement or completion of any foreclosure action or sale of any collateral for the Secured Obligations, whether judicially, by exercise of power of sale or otherwise, or (y) any other law that in any other way would otherwise require any election of remedies by Lender.

7. Remedies Upon Default. If an Event of Default shall have occurred and be continuing: (a) except to the extent prohibited by applicable law, Lender shall have the right from time to time to take possession of, and sell, redeem, assign, liquidate, transfer and deliver all or any part of the Collateral, at any brokers’ board or exchange, or at public or private sale or otherwise, at the option of Lender, for cash or on credit for future delivery, in such parcel or parcels and at such times and places, and upon such terms and conditions as Lender may deem proper, and in connection therewith may grant options and impose reasonable conditions, all without (except as same are required by applicable law and cannot be waived) advertisement or demand upon or notice to Borrower or any other Person entitled to notice or right of stay, extension, moratorium, appraisal or redemption of Borrower, all of which are hereby expressly waived to the fullest extent permitted by applicable law; (b) upon each such sale, Lender, to the extent permitted by law, may purchase all or any of the Collateral, free and clear of all claims, rights of redemption and equities of Borrower; and (c) Lender shall have all of the rights and remedies of a secured party under the UCC and any other applicable law.

8. Disposition of Collateral. To the extent required by applicable law which cannot be waived, Lender will give Borrower notice of the time and place of any public sale or of the time after which any private sale or other disposition of Collateral is to be made, by sending notice at least ten (10) calendar days before the time of sale or disposition, which Borrower agrees is reasonable. Lender need not give such notice if not required by the UCC or other applicable law. Borrower agrees that at any private sale conducted in accordance with applicable law Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Secured Obligations. Borrower agrees that any such private sale conducted by the Lender using commercially reasonable procedures shall be deemed to have been made in a commercially reasonable manner. To the fullest extent permitted by law, Lender may accept the first offer received and need not offer such Collateral to more than one offeree. Notwithstanding the foregoing, Lender shall comply with any applicable state or federal law or other legal requirements in connection with a disposition of the Collateral and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Borrower acknowledges that Lender may be unable to effect a public sale of all or any part of the Collateral and may be compelled to resort to one or more private sales (if permissible under applicable law) to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Borrower agrees that Lender shall be permitted to take such actions as Lender deems reasonably necessary in disposing of the Collateral to avoid conducting a public distribution of securities in violation of the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, as now enacted or as the same may in the future be amended, and acknowledges that any such actions shall be commercially reasonable. In addition, Borrower agrees to execute, from time to time, any amendment to this Agreement or other document as Lender may reasonably require to evidence the acknowledgments and consents of Borrower set forth in this Section 8. Lender may convert any proceeds in foreign currency to Dollars at the average of the buying spot rates of exchange for freely transferable Dollars in effect at the lending office selected by Lender as at the close of business on the date of payment of the sales price for such Collateral. After deducting its costs and expenses from the proceeds of sale, Lender may apply any residue to pay the Secured Obligations in such order as it elects and Borrower will remain liable for any deficiency with interest. All foreign exchange losses incurred in connection with the conversion of any Collateral denominated in a foreign currency to Dollars shall be borne by Borrower. If Lender shall be subject to any volume limitations in the sale of Collateral, Borrower shall not at any such time sell, or permit any party controlled by Borrower to sell, any securities if the sale thereof would adversely affect Lender’s ability to sell the Collateral. If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower shall be credited with the proceeds of the sale.

9. Sale of Pledged Interests and Other Collateral. Without limiting the generality of the foregoing, Borrower agrees that, upon the occurrence and during the continuance of an Event of Default, upon request of Lender, Borrower shall sell, using its commercially reasonable best efforts, Borrower’s interests in such Pledged Interests and other Collateral as shall be necessary to pay all principal, interest and other Secured Obligations then due and payable under the Credit Agreement, and apply the net proceeds thereof towards the Secured Obligations.

10. Non-Impairment. This Agreement shall not be affected or impaired by: (a) the present or future financial condition, dissolution, bankruptcy, liquidation, insolvency, reorganization or the like of Borrower or any other pledgor or any other Person; (b) any receipt of any other collateral security, failure to perfect a security interest therein, or release thereof; (c) any limitation on Borrower’s liability with respect to any of the Secured Obligations, now or hereafter imposed by any statute, regulation or other applicable law; (d) any merger or consolidation of Borrower or any other pledgor or any other Person with or into any other Person, or the sale, lease or other disposition of any or all assets of Borrower to any other Person; (e) any notice from any other pledgor not to renew, extend or otherwise modify any of the Secured Obligations; (f) any validity, illegality, irregularity, unenforceability, avoidance or contractual or other subordination of all or any part of the Secured Obligations; or (g) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or any defense which Borrower could assert on the Secured Obligations (other than payment in full of all or any portion of the Secured Obligations).

11. Power of Attorney. Borrower hereby designates and appoints, as further security for the Secured Obligations, each of Lender and any designee or agent thereof (each, an “Attorney”) as attorney-in-fact of Borrower, with full power of substitution, each with authority acting alone, upon and during the continuance of an Event of Default, to re-direct, receive and dispose of Borrower’s mail, sign or endorse Borrower’s name on notes, acceptances, checks, drafts, instruments, certificates, powers, assignments and other documents, execute proofs of claim and loss, releases, endorsements, assignments and other instruments of conveyance, and do all other acts and things necessary or advisable in the sole discretion of Attorney to carry out and enforce Borrower’s obligations under this Agreement, including (without limitation) (a) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under any of the Partnership’s Organizational Documents and any related subscription agreements, (b) to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and (c) to give any authorization, to furnish any information, to make any and all demands, to execute any instruments and to take any and all other actions on behalf or in the name of Borrower, or otherwise, which in the opinion of Lender, in its sole discretion, may be necessary or appropriate to be given furnished, made, exercised or taken under any of the Partnership’s Organizational Documents and any related subscription agreements in order to comply therewith, to perform the conditions thereof, to prevent or remedy any default thereunder or to enforce any of Borrower’s rights thereunder or hereunder. All acts of each Attorney are hereby ratified and approved and no Attorney shall be liable for any acts of commission or omission or for errors of judgment or mistake of fact or law except to the extent arising as the direct result of such Attorney’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). The foregoing power of attorney is coupled with an interest and is irrevocable. Nothing in this Section 11 shall have the effect of causing Lender to be, or to be considered as, a general partner of Borrower.

12. No Lender Duty, Etc. Lender shall not be obligated to perform or discharge any obligation of Borrower as a result of the pledge and assignment hereby effected or as a result of Lender’s enforcement of its rights and remedies hereunder. The acceptance by Lender of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate Lender to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend or risk any money or incur any expenses or perform or discharge any obligation, duty or liability with respect to the Collateral.

13. Illegality. In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

14. No Waiver, Etc. No failure or delay by Lender in exercising any right or remedy and no course of dealing between Lender and Borrower shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof. All rights and remedies of Lender shall be cumulative and may be exercised singly or concurrently. Unless otherwise required by applicable law which cannot be waived by Borrower, no notice to or demand on Borrower shall entitle Borrower to any other or further notice or demand, or constitute a waiver of Lender’s rights.

15. Further Assurances. From time to time, Borrower shall, at the request of Lender, execute such other agreements, documents or instruments or take any other actions in connection with this Agreement as Lender may reasonably deem necessary to evidence or perfect the security interests granted herein, to maintain the first priority of the security interests, or to effectuate the rights granted to Lender herein, but their failure to do so shall not limit or affect any security interest or any other rights of Lender in and to the Collateral. Borrower will execute and deliver to Lender any stock powers, instructions to any securities intermediary, issuer or transfer agent, proxies, endorsements or any other documents of transfer that Lender reasonably requests in order to perfect, obtain control or otherwise protect Lender’s security interest in the Collateral or to affect Lender’s rights under this Agreement. Such powers or documents may be executed in blank or completed prior to execution, as requested by Lender, and such powers, instructions, proxies, endorsements or other documents shall be for security purposes only.

16. Miscellaneous. This Agreement may not be modified, changed, waived or discharged orally, but only in writing signed by all of the parties hereto. Any waiver of any provision of this Agreement or any consent to any departure by Borrower or Lender therefrom shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be and remain the independent obligation of Borrower, shall inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns, and shall be binding upon Borrower and each of Borrower’s heirs, executors, successors and assigns, to the extent binding upon Borrower; provided that Borrower may not transfer, assign or delegate any of its rights or obligations hereunder, and, at Lender’s option, any such purported transfer, assignment or delegation shall be void. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement

17. Set-Off. Lender is hereby authorized at any time and from time to time upon and during the continuance of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender (or any Affiliate of Lender) to or for the credit or the account of Borrower (including, without limitation, any account of Borrower held by Borrower’s general partner) against any and all of the Secured Obligations as and when due, whether or not Lender shall have made any demand under this Agreement. Lender agrees promptly to notify Borrower after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) that Lender may have.

18. Notices. The notice provisions of Section 8.6 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

19. WAVER OF JURY TRIAL; JURISDICTION, ETC. BORROWER AND LENDER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. In any action or proceeding arising out of or relating to this Agreement or any other Loan Document, Borrower hereby accepts, for itself and its property, the non-exclusive jurisdiction of the courts of the State of New York, situated in the County of New York and the federal courts situated in New York County, and agrees that effective service of process may be made on Borrower by mailing same to Borrower’s address set forth below. Lender may proceed against Borrower in any other applicable jurisdiction, and may serve process in any other manner permitted by applicable law. Borrower hereby irrevocably waives any objection Borrower may now or hereafter have to the laying of venue in the aforesaid courts, and any claim that any of the aforesaid courts is an inconvenient forum. To the extent that Borrower or Borrower’s property may have or hereafter acquire immunity, on the grounds of sovereignty or otherwise, from any judicial process in connection with this Agreement or any other Loan Document, Borrower hereby irrevocably waives, to the fullest extent permitted by law, any such immunity and agrees not to claim same. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive, and may be enforced in any other jurisdiction by suit on the judgment or in any other permitted manner. Subject to Section 21 hereof, Borrower further agrees that any action or proceeding by Borrower against Lender in respect to any matters arising out of, or in any way relating to, this Agreement or any other Loan Document or the Secured Obligations shall be brought only in the State and County of New York. Nothing herein or in any other Loan Document shall affect the right of Lender to commence legal proceedings or otherwise proceed against Borrower in any jurisdiction in which assets of Borrower are located or to serve process in any other manner permitted by applicable law or treaty.

20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of an original executed counterpart.

21. CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES WOULD DIRECT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION). THE PARTIES AGREE THAT THE STATE OF NEW YORK IS LENDER’S JURISDICTION FOR PURPOSES OF ARTICLES 8 AND 9 OF THE UCC. Each of the parties hereto agrees that this Agreement has been entered into by the parties hereto in express reliance upon Section 5-1401 of the New York General Obligations Law. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the non-exclusive jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York, and (b) that, to the fullest extent permitted by applicable law, service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to this subsection (b) shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of New York.

22. Termination of Agreement. This Agreement shall terminate upon the indefeasible payment in full of all outstanding Secured Obligations (other than indemnification obligations for which no demand has been made) after termination of the right of Borrower to borrow under the Credit Agreement, and shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of or on account of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, liquidation or reorganization of Borrower or any other Person or otherwise, all as though such payment had not been made. Upon such termination, (a) all Collateral shall be released from the Liens created hereby, without delivery of any instrument or performance of any act by any party, and all right to the Collateral shall revert to the Borrower, and (b) on request of Borrower, Lender shall deliver to the Borrower (at Borrower’s sole cost and expense) any certificates with respect to the Pledged Interests and other Collateral and such other documents as Borrower may reasonably request to evidence the release Lender’s Lien in the Collateral, including any termination statements in respect of any financing statements filed pursuant to this Agreement. Any such termination statement or similar document shall be without recourse to, or representation by, Lender.

[Signature pages follow.]

IN WITNESS WHEREOF, Borrower has executed and delivered this Agreement as of the date first written above.

HV HORNETS PE L.P.

By:	HarbourVest GP LLC, its general partner

By:	HarbourVest Partners, LLC, its managing member

By:
Name: Jeffrey R. Keay
Title: Managing Director

[Signature pages continue.]

SIGNATURE PAGE TO

SECURITY AND

PLEDGE AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name: Laura Farischon
Title: Managing Director

By:
Name: Kirk Stafford
Title: Vice President

SIGNATURE PAGE TO

SECURITY AND

PLEDGE AGREEMENT